Exhibit 21
Subsidiaries of the registrant are as follows:

State or Other Jurisdiction of Incorporation or Organization
Boise Inc.	Delaware
BZ Intermediate Holdings LLC (100%)	Delaware
Boise Paper Holdings, L.L.C. (100%)	Delaware
Boise Co-Issuer Company (100%)	Delaware
Boise Finance Company (100%)	Delaware
Tharco Packaging, Inc. (100%)	Delaware
Tharco Containers, Inc. (100%)	Colorado
Design Packaging, Inc. (100%)	Georgia
Tharco Containers Texas, Inc. (100%)	Delaware
Boise Packaging & Newsprint, L.L.C. (100%)	Delaware
Boise Packaging Holdings Corp. (100%)	Delaware
Boise European Holdings 1 SARL (100%)	Luxembourg
Boise European Holdings 2 SARL (100%)	Luxembourg
Hexacomb Spain Holdings, S.L. (100%)	Spain
Hexacomb, S.L. (100%)	Spain
Hexacomb France Holdings SAS (100%)	France
Besin France SAS (100%)	France
Besin Amboise SA (100%)	France
RLG IMMO s.c.a. (100%)	France
RODA (100%)	France
Empaques Industriales Hexaedro, S. de R.L. de C.V. (100%)	Mexico
Hexaedro Servicios, S. de R.L. de C.V. (100%)	Mexico
Boise Netherlands Holdings B.V. (100%)	Netherlands
Hexacomb Europe BV (100%)	Netherlands
Hexacomb Netherlands BV (100%)	Netherlands
Hexacomb Corporation (100%)	Illinois
Hexacomb Canada Holdings Corp. (100%)	Canada
Pregis Canada Corp. (100%)	Canada
Louisiana Timber Procurement Company, L.L.C. (50%)	Delaware
Boise White Paper, L.L.C. (100%)	Delaware
Boise White Paper Sales Corp. (100%)	Delaware
Boise White Paper Holdings Corp. (100%)	Delaware
International Falls Power Company (100%)	Delaware
Minnesota, Dakota & Western Railway Company (100%)	Minnesota
Bemis Corporation (100%)	Delaware
Boise Hong Kong Limited (100%)	Hong Kong
Boise Cascade Transportation Holdings Corp. (100%)	Delaware
BCT, Inc. (100%)	Delaware